Exhibit 16.1

February 1, 2019

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street  NE
Washington, DC 20549

Dear Sir/Madam,

We have read the statements under item 4.01 in the Form 8-K dated February 1, 2019 of Riot Blockchain, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.
Yours truly,